UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2020 (August 31, 2020)

Intercept Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35668 (Commission File Number)	22-3868459 (IRS Employer Identification No.)

10 Hudson Yards, 37th Floor

New York, NY 10001

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ICPT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On August 31, 2020, Intercept Pharmaceuticals, Inc. (the “Company”) adopted a plan to reduce its workforce (the “Plan”) in light of the Company’s previously announced receipt of a complete response letter from the U.S. Food and Drug Administration (“FDA”) with respect to the Company’s New Drug Application for obeticholic acid for the treatment of liver fibrosis due to nonalcoholic steatohepatitis (“NASH”). The Plan seeks to streamline the Company’s operations and reduce operating expenses, while maintaining the critical resources needed to continue to support the NASH and primary biliary cholangitis (“PBC”) clinical programs, pursue the approval of obeticholic acid for the treatment of liver fibrosis due to NASH and support the Company’s successful PBC business.

The Plan will result in a workforce reduction of approximately 25%, or approximately 170 employees. The Plan is expected to be implemented during the third quarter of 2020 and substantially completed by the end of 2020.

In connection with the Plan, the Company estimates that it will incur aggregate charges of approximately $18.0 million, consisting primarily of severance pay and related termination costs. Such amount also includes a charge of approximately $3.5 million with respect to non-cash stock-based compensation. The Company expects the majority of these costs will be incurred during the third quarter of 2020.

Item 7.01.	Regulation FD Disclosure.

The Company’s previously issued and outstanding 2020 full-year non-GAAP adjusted operating expense guidance range of $460 million to $500 million remains unchanged.

The information in this Item 7.01 includes non-GAAP adjusted operating expenses on a projected basis. For the period presented, non-GAAP adjusted operating expenses exclude from total operating expenses, as calculated and presented in accordance with GAAP, the effects of two non-cash items: stock-based compensation and depreciation. Non-GAAP adjusted operating expenses is a financial measure that has not been prepared in accordance with GAAP. Accordingly, investors should consider non-GAAP adjusted operating expenses in addition to, but not as a substitute for, total operating expenses that we calculate and present in accordance with GAAP. Among other things, our management uses non-GAAP adjusted operating expenses to establish budgets and operational goals and to manage our business. Other companies may define or use this measure in different ways. We believe that the presentation of non-GAAP adjusted operating expenses provides investors and management with helpful supplemental information relating to operating performance and trends. A quantitative reconciliation of projected non-GAAP adjusted operating expenses to total operating expenses is not available without unreasonable effort primarily due to our inability to predict with reasonable certainty the amount of future stock-based compensation expense.

The information in this Item 7.01 is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such filing.

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements regarding the Company’s intention to implement the Plan, the timing thereof and related estimated costs and expenses, the Company’s continued pursuit of FDA approval for obeticholic acid for the treatment of liver fibrosis due to NASH, the potential commercial success of obeticholic acid for PBC, as well as the Company’s strategy, future operations, future financial position, future revenue, projected costs, financial guidance, prospects, plans and objectives. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K, and the Company undertakes no obligation to update any forward-looking statement except as required by law. These forward-looking statements are based on estimates and assumptions by the Company’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks. Actual results may differ materially from historical results or those anticipated or predicted by the Company’s forward-looking statements as a result of various important factors, including, but not limited to, the impact of general economic, industry, market or political conditions and the other risks and uncertainties identified in the Company’s periodic filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s Quarterly Report on Form 10-Q for the month ended June 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Sandip Kapadia
	Name:	Sandip Kapadia
	Title:	Chief Financial Officer and Treasurer

Date: September 1, 2020